Exhibit 10.4

RPT REALTY
AMENDMENT NO. 1
TO THE
RAMCO GERSHENSON PROPERTIES TRUST
CHANGE IN CONTROL POLICY

WHEREAS, RPT Realty (formerly known as Ramco Gershenson Properties Trust) (the “Trust”) maintains the Ramco Gershenson Properties Trust Change in Control Policy (the “Policy”); and

WHEREAS, the Trust wishes to amend the Policy to as set forth below.

NOW, THEREFORE:

1.	The first sentence of the Policy is hereby deleted in its entirety and replaced with the following:

“This Policy, revised as of this 29th day of December 2023, covers executive officers and employees with the title of Senior Vice President, Head of Human Resources and Managing Director of Finance & Investments of RPT Realty (the “Trust”) (other than the Trust’s Chief Executive Officer and Chief Financial Officer) (covered employees, the “Executives”).

2.	Section 2 of the Policy is hereby deleted in its entirety and replaced with the following:

“Change in Control Benefits.

(a)
Upon termination of an Executive’s employment within one year following a Change in Control Date (x) by the Trust other than for Cause or upon Executive’s death or permanent disability or (y) by Executive for Good Reason or in the event that an Executive is offered ongoing employment with the Trust or its successor or acquirer following a Change in Control but who elects not to accept such an offer of ongoing employment, the Trust will, subject to Executive’s execution and nonrevocation of a general waiver and release (the “Release”) in a form satisfactory to the Trust or its successor or acquirer:

(i)
pay as severance pay to such Executive, as soon as practicable following the effectiveness of the Release but not later than the 60th day following the date of termination, a lump sum severance payment (the “Severance Payment”) equal to the product of:  2.0 multiplied by the sum of (A) Executive’s annual base salary, plus (B) for Executives who are named executive officers (as defined in Item 402(a)(3) of Regulation S-K) of the Trust, 150% the Executive’s target annual bonus, or, for other Executives, 100% of the Executive’s target annual bonus, each for the calendar year in which the termination occurs (or, in each case, as in effect immediately prior to the Change in Control Date, if higher).

(ii)
reimburse (on a monthly basis) the employer’s portion of monthly COBRA premiums (i.e., less the portion of the COBRA premium that corresponds to the portion of insurance premiums that is paid by active employees) according to the Executive’s coverage elections for medical, dental and vision insurance for a period of 18 months for Executives that are named executive officers of the Trust or 12 months for other Executives; provided, however, if an Executive obtains new employment (other than self-employment) during the such period and becomes eligible for coverage under the new employer’s group health plan, the Trust’s obligation to reimburse any COBRA premiums will cease at the end of the month in which the Executive becomes eligible for coverage under the new employer’s group health plan.

In the event that an Executive is offered ongoing employment with the Trust or its successor or acquirer following a Change in Control but elects not to accept such an offer of ongoing employment, the foregoing severance benefits also shall be conditioned on the Executive’s continued service to the Trust or its successor or acquirer through the Change in Control Date.  For the avoidance of doubt, if an Executive is offered a transition role with the Trust or its successor or acquirer following a Change in Control by November 1, 2023, then any severance payment or benefit hereunder shall be contingent on such Executive’s continued employment with the Trust or its successor or acquirer through the end of a transition period of up to 90 days following the Change in Control.

(b)	Additional Limitation.

(i)
Notwithstanding anything in this Policy to the contrary, in the event that the amount of any compensation, payment or distribution by the Trust or any of its affiliates to or for the benefit of an Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Policy or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction.  In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code:  (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that, in the case of all the foregoing Aggregate Payments, all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii)
For purposes of this Section 2(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments.  For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii)
The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 2(b)(i) shall be made by a nationally recognized accounting firm or other outside service provider selected by the Trust or its successor or acquirer (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Trust and the Executive within three business days of the date of termination of the Executive’s employment, if applicable, or at such earlier time as is reasonably requested by the Trust or the Executive.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

3.	Section 4 of the Policy is hereby deleted in its entirety and replaced with the following:

“Effect on Other Agreements. This Severance Policy shall not limit or otherwise affect the provisions of any employment agreement between the Trust and an Executive, and the terms of any such employment agreement shall be unaffected by the adoption of this Severance Policy; provided, however, severance payments and benefits payable hereunder shall be in lieu of any severance payments or benefits under any employment agreement or offer letter applicable to an Executive or other payments or benefits under any other severance or similar agreements, plans or arrangements between the Trust and an Executive or applicable to an Executive (not including the acceleration of vesting of any options, shares or rights under any incentive plans of the Trust or any moving expense reimbursements provided in accordance with an employment agreement or offer letter with the Trust). The vesting of each Executive’s long-term incentive plan awards shall not be affected by this Policy, but shall be determined pursuant to the provisions of such plan or plans.”

4.	Defined Terms. Capitalized terms used in this Amendment but not defined herein shall have the meaning set forth in the Policy.

5.	Other Provisions. Except as set forth above, all other provisions of the Policy shall remain unchanged.

6.
Entire Agreement.  This Amendment No. 1 to the Policy, together with the Policy, constitutes the entire understanding and agreement of the parties with respect to the transactions contemplated herein and supersedes all prior and contemporaneous understandings and agreements, whether written or oral, with respect to such transactions.

IN WITNESS WHEREOF, this Amendment No. 1 to the Policy has been adopted by the Board of Trustees of the Company this 29th day of December 2023.